Exhibit 23.5



                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-4 and related Consent Solicitation/Prospectus of Franklin Street Properties Corp. (the "Registrant") for the registration of up to 10,894,994 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2004, with respect to the financial statements of FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp., and FSP Royal Ridge Corp., included as exhibits to the Current Report on Form 8-K dated August 31, 2004 of the Registrant filed with the Securities and Exchange Commission on August 31, 2004.


/s/ Braver and Company, P.C.
Newton, Massachusetts
August 27, 2004